Exhibit 99.3

The following Unaudited Pro Forma Condensed Combined Financial Information and related information has been excerpted from the preliminary offering memorandum, dated September 9, 2026, prepared by Alcoa Corporation and the issuers named therein (the “offering memorandum”). See Item 8.01 of the Current Report on Form 8-K with which this Exhibit 99.3 has been filed. Certain of the information set forth below has not previously been publicly disclosed and is being provided to prospective investors in connection with the offering of the notes pursuant to the offering memorandum.

Certain Additional Definitions

Unless otherwise indicated or the context otherwise requires:

•
References herein to “Alcoa,” “we,” “us,” “our,” “our Company,” “the Company,” “our company” and “the company” refer to Alcoa Corporation, a Delaware corporation, and its subsidiaries.
•
References herein to the “Deed” refer to the Umbrella Implementation Deed, dated as of June 30, 2026, as it may be amended or modified from time to time. Pursuant to the Deed, and subject to the terms and conditions set forth therein, certain subsidiaries of Alcoa will purchase from South32 all of South32’s interests in South32 Aluminium (RAA) Pty Ltd, South32 Aluminium (Worsley) Pty Ltd, South32 Minerals SA, South32 Aluminium SA (Pty) Ltd and Hillside Aluminium (Pty) Limited and each of their respective subsidiaries (collectively, the “AliGroup” or the “Acquired Businesses”), through which South32 holds the bauxite mine, alumina refinery and certain aluminium smelter operations to be acquired by Alcoa (such purchase, the “Acquisition”).
•
References herein to the “Issuers” refer collectively to Alumina Pty Ltd (ABN 85 004 820 419) and Alcoa Nederland Holding B.V.
•
References herein to the “Alcoa S-4” refer to the Registration Statement on Form S-4 filed by Alcoa under the Securities Act, as amended from time to time.
•
References herein to the “Cash Consideration” refer to the $3.1 billion in cash consideration payable in connection with the Acquisition, subject to certain adjustments, together with the ticking fee and certain seller expenses.
•
References herein to our “Form 10-K” refer to Alcoa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and references to our “2Q26 10-Q” refer to Alcoa’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

Financial Information of the AliGroup

Alcoa prepares its consolidated financial statements in accordance with U.S. GAAP, while the audited historical combined financial statements of the AliGroup included in this offering memorandum or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards Accounting Standards as issued by the International Accounting Standards Board (“IFRS”), rather than U.S. GAAP. Financial statements prepared in accordance with IFRS are not comparable in all respects to financial statements prepared in accordance with U.S. GAAP. There are differences between IFRS and U.S. GAAP that may be material, including with respect to leases and asset retirement obligations. Except as reflected in the unaudited pro forma condensed combined financial information included elsewhere in this offering memorandum, no quantitative reconciliation or narrative discussion of the differences between IFRS and U.S. GAAP is included or incorporated by reference in this offering memorandum.

Alcoa prepares its consolidated financial statements on the basis of a fiscal year ending December 31, while the AliGroup have historically prepared their combined financial statements on the basis of a fiscal year ending June 30. Accordingly, certain financial information of the AliGroup presented or incorporated by reference herein has been derived from financial information for different periods in order to conform to Alcoa’s fiscal periods. See “Unaudited Pro Forma Condensed Combined Financial Information.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Certain terms used in the unaudited pro forma condensed combined financial information are defined under the subheading “—Certain Definitions.”

On June 30, 2026, Alcoa and South32 entered into the Transaction Agreement, pursuant to which, and subject to the satisfaction or waiver of applicable closing conditions, Alcoa will acquire South32’s interests in AliGroup. The purchase consideration consists of $3.1 billion in cash (subject to certain adjustments), 17,008,960 shares of Alcoa common stock (which may, wholly or in part, be delivered in the form of Alcoa CDIs).

Under the Transaction Agreement, Alcoa has also agreed, under a contingent value right to pay South32 up to an aggregate $750 million in cash contingent on average alumina and aluminum prices exceeding their respective agreed strike prices for each of four successive, annual periods, commencing on July 1, 2026. Subject to the applicable terms and conditions set forth in the Transaction Agreement, all, some or none of the Contingent Consideration Payments may be paid at the end of each Annual Contingent Consideration Period.

The Transaction utilizes a locked box mechanism under which the purchase price was based on AliGroup’s financial position as of the Locked Box Date, and Alcoa is entitled to the economic benefits and risks of ownership from the Locked Box Date through the Completion Date. Customary protections apply to prevent leakage of value from AliGroup between the Locked Box Date and the closing date, subject to customary exceptions for permitted Leakage. In addition, Alcoa will pay a ticking fee, calculated at an annual rate of 5%, on the Cash Consideration (after reduction for Notified Leakage) for the period from the South32 Transaction Meeting to Completion, and certain seller transfer taxes.

In connection with the Transaction, on June 30, 2026, the Company obtained commitments for bridge financing of up to $3.1 billion. The financing consists of commitments for a senior unsecured 364-day bridge term loan credit facility that would be available upon completion of the Transaction, subject to customary conditions, including the completion of the Transaction in accordance with the terms of the Transaction Agreement. The facility also contains customary representations, warranties, covenants, and indemnification provisions.

The unaudited pro forma condensed combined financial information included in the Alcoa S-4 assumed an issuance of $3.1 billion aggregate principal amount of senior notes in connection with the Transaction. In connection with the offering of the notes hereby, Alcoa updated the unaudited pro forma condensed combined financial information to reflect a proposed $2.6 billion aggregate principal amount of senior notes to be issued, and the use of cash on hand, to fund the Cash Consideration payable and to pay related fees and expenses. Upon the completion of the issuance of the notes and the note guarantees offered hereby, all of the commitments in respect of the bridge term loan credit facility will be terminated. For purposes of the unaudited pro forma condensed combined financial information, Alcoa is assumed to fund the Cash Consideration payable at completion of the acquisition and related fees and expenses through the issuance of $1.3 billion aggregate principal amount of senior notes (at an assumed rate of 7.00%) and $1.3 billion aggregate principal amount of senior notes (at an assumed rate of 6.75%), in each case by Alcoa or a subsidiary of Alcoa, together with cash on hand. The unaudited pro forma condensed combined financial information has also been updated to reflect the closing price of Alcoa’s common stock as of September 2, 2026. The unaudited pro forma condensed combined financial information as so updated was filed pursuant to Item 8.01 of, and as the related Exhibit 99.3 to, the Current Report on Form 8-K of Alcoa dated the date hereof.

AliGroup includes South32’s 86% interest in the Boddington bauxite mine and the Worsley Alumina refinery in Australia; 100% interest in the Hillside Aluminum smelter and idled Bayside smelter property in South Africa; 33% interest in the shares of MRN, which owns and operates a bauxite mine; 36% interest in the Alumar refinery; and 40% interest in the Alumar smelter.

The unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 and the six months ended June 30, 2026, and the unaudited pro forma condensed combined balance sheet as of June 30, 2026. The unaudited pro forma condensed combined financial information includes the historical results of Alcoa and AliGroup and reflects (i) acquisition accounting adjustments, including adjustments to align AliGroup’s historical significant accounting policies prepared under IFRS with Alcoa’s significant accounting policies under U.S. GAAP, adjustments to reflect pre-combination settlements between AliGroup and South32 and adjustments to reflect the preliminary application of acquisition accounting under ASC 805, Business Combinations, and (ii) financing adjustments related to the transaction. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 and the six months ended June 30, 2026 combine the historical consolidated statement of operations of Alcoa for the corresponding periods with the respective historical unaudited combined income statements of AliGroup as derived from the audited and unaudited combined financial statements of AliGroup (see Note 1), as if the Transaction had occurred on January 1, 2025. The unaudited pro forma condensed combined balance sheet as of June 30, 2026 combines the historical unaudited consolidated balance sheet of Alcoa and the historical audited combined balance sheet of AliGroup as of June 30, 2026, as if the Transaction had occurred on June 30, 2026.

The unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with Alcoa’s and AliGroup’s historical financial statements referenced below:

•
Alcoa’s audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026, and Alcoa’s unaudited consolidated financial statements and related notes thereto contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on July 30, 2026, each of which are incorporated by reference herein as in the section entitled “Where You Can Find More Information; Incorporation of Certain Information by Reference”; and
•
the section of the final prospectus, filed on September 8, 2026, relating to the Registration Statement on Form S-4, filed on September 1, 2026, and declared effective on September 8, 2026, containing the audited combined financial statements and related notes thereto of the AliGroup for the years ended and as at 30 June 2026 and 2025, which consists of pages F-1 through F-32 of such final prospectus.

The completion of the Transaction remains subject to the satisfaction of various closing conditions, including, among others, approval by South32 shareholders of the Disposal at the South32 Transaction Meeting and receipt by Alcoa and/or South32 of all required competition, foreign direct investment and other regulatory approvals. Alcoa notes that the Transaction has not been consummated, and may never be consummated, including for reasons outside of Alcoa’s control.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information has been adjusted to include Transaction accounting adjustments, consisting of acquisition adjustments and financing adjustments. The acquisition adjustments reflect the application of acquisition accounting under ASC 805, Business Combinations, adjustments to align AliGroup’s historical accounting policies with those of Alcoa, and adjustments to conform AliGroup’s historical financial information from IFRS to U.S. GAAP. The financing adjustments reflect the new debt financing entered into in connection with the Transaction.

The unaudited pro forma condensed combined financial information is presented using the acquisition method of accounting under U.S. GAAP, as further described in Note 1, with Alcoa as the acquirer of AliGroup. Under the acquisition method of accounting, purchase consideration is allocated to the underlying tangible and intangible assets acquired and liabilities assumed of AliGroup based on their respective fair market values, with any excess purchase consideration allocated to goodwill.

The unaudited pro forma adjustments are based upon currently available information and certain assumptions that Alcoa’s management believes are reasonable. Assumptions underlying the unaudited pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. The actual results of the combined company following the Transaction will depend upon a number of factors and additional information that will be available on or after the completion of the Transaction. Accordingly, the actual results may differ materially from these pro forma adjustments. Additionally, Alcoa conducted an initial review of the accounting policies of AliGroup, which comply with IFRS, to determine material differences in accounting policies or presentation between Alcoa and AliGroup that may require recasting or reclassification to conform to Alcoa’s accounting policies and presentations. The assessment of differences between IFRS and U.S. GAAP is based on Alcoa management’s best estimates, which remain subject to change as additional information becomes available.

The unaudited pro forma condensed combined financial information is presented for informational purposes only in accordance with the rules and regulations of the SEC and is not intended to present or be indicative of what the results of operations or financial position would have been had the events actually occurred on the dates indicated, nor is it meant to be indicative of future results of operations or financial position of any future period or as of any future date. Additionally, the unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or cost savings or synergies expected to be achieved as a result of the Transaction, which are described in the section entitled “Summary—Recent Developments—South32 Asset Acquisition”, and, accordingly, does not attempt to predict or suggest future results.

ALCOA CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2026

(U.S. dollars in millions, except per-share data)

	Historical Alcoa U.S. GAAP	Reclassified Historical AliGroup IFRS	Transaction Accounting Adjustments			Pro forma Combined
			Acquisition		Financing
		(Note 2)	(Note 4)		(Note 5)
Sales	$7,159	$1,951	$(19)	a)	$—	$9,091
Cost of goods sold (exclusive of expenses below)	5,479	1,379	(5)	a) b) c) d)	—	6,853
Selling, general administrative, and other expenses	184	49	—		—	233
Research and development expenses	21	—	—		—	21
Provision for depreciation, depletion, and amortization	335	165	(18)	c) d) g) h)	—	482
Restructuring and other charges, net	14	—	—		—	14
Interest expense	71	70	(48)	c) d) i)	91	184
Other expenses (income), net	74	9	(2)	a) b)	—	81
Total costs and expenses	6,178	1,672	(73)		91	7,868
Income (loss) before income taxes	981	279	54		(91)	1,223
Provision for (benefit from) income taxes	155	54	6	j)	(8)	207
Net income (loss)	826	225	48		(83)	1,016
Less: Net loss attributable to noncontrolling interest	(6)	—	—		—	(6)
Net income (loss) attributable to Alcoa Corporation	$832	$225	$48		$(83)	$1,022
Earnings per share attributable to Alcoa Corporation common shareholders (Note 6):
Basic	$3.15					$3.64
Diluted	$3.13					$3.61
Average number of common shares used in computing basic earnings per share	263,769,772		17,008,960			280,778,732
Average number of common shares used in computing diluted earnings per share	265,781,941		17,008,960			282,790,901

ALCOA CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

(U.S. dollars in millions, except per-share data)

	Historical Alcoa U.S. GAAP	Reclassified Historical AliGroup IFRS	Transaction Accounting Adjustments			Pro forma Combined
			Acquisition		Financing
		(Note 2)	(Note 4)		(Note 5)
Sales	$12,831	$3,837	$(43)	a)	$—	$16,625
Cost of goods sold (exclusive of expenses below)	10,658	2,885	75	a) b) c) d) e)	—	13,618
Selling, general administrative, and other expenses	299	81	56	f)	—	436
Research and development expenses	24	—	—		—	24
Provision for depreciation, depletion, and amortization	623	303	(10)	c) d) g) h)	—	916
Impairment of goodwill	144	—	—		—	144
Restructuring and other charges, net	918	—	—		—	918
Interest expense	158	143	(88)	c) d) i)	182	395
Other (income) expenses, net	(1,057)	(77)	89	a) b) f)	—	(1,045)
Total costs and expenses	11,767	3,335	122		182	15,406
Income (loss) before income taxes	1,064	502	(165)		(182)	1,219
(Benefit from) provision for income taxes	(55)	106	36	j)	(8)	79
Net income (loss)	1,119	396	(201)		(174)	1,140
Less: Net loss attributable to noncontrolling interest	(38)	—	—		—	(38)
Net income (loss) attributable to Alcoa Corporation	$1,157	$396	$(201)		$(174)	1,178
Earnings per share attributable to Alcoa Corporation common shareholders (Note 6):
Basic	$4.40					$4.20
Diluted	$4.37					$4.18
Average number of common shares used in computing basic earnings per share	259,377,676		17,008,960			276,386,636
Average number of common shares used in computing diluted earnings per share	261,202,037		17,008,960			278,210,997

ALCOA CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2026

(U.S. dollars in millions)

	Historical Alcoa U.S. GAAP	Reclassified Historical AliGroup IFRS	Transaction Accounting Adjustments			Pro forma Combined
			Acquisition		Financing
		(Note 2)	(Note 4)		(Note 5)
Assets
Current assets:
Cash and cash equivalents	$1,352	$122	$(3,367)	f) i) k)	$2,561	$668
Receivables from customers	1,538	447	(2)	a)	—	1,983
Other receivables	176	100	(4)	a)	—	272
Inventories	2,340	715	93	e)	—	3,148
Fair value of derivative instruments	83	—	—		—	83
Prepaid expenses and other current assets	396	34	(22)	i)	—	408
Total current assets	5,885	1,418	(3,302)		2,561	6,562
Properties, plants, and equipment, net	6,899	3,479	803	c) d) g)	—	11,181
Investments	527	—	10	b)	—	537
Noncurrent marketable securities	1,360	—	—		—	1,360
Deferred income taxes	677	161	(161)	j)	—	677
Fair value of derivative instruments	25	—	—		—	25
Other noncurrent assets	1,480	143	132	a) h) l)	—	1,755
Total Assets	$16,853	$5,201	$(2,518)		$2,561	$22,097
Liabilities
Current liabilities:
Accounts payable, trade	$1,860	$396	$(6)	a)	$—	$2,250
Accrued compensation and retirement costs	370	115	—		—	485
Taxes, including income taxes	275	20	—		—	295
Fair value of derivative instruments	494	—	—		—	494
Other current liabilities	834	120	26	c) d) k)	—	980
Long-term debt due within one year	1	38	(8)	c)	—	31
Total current liabilities	3,834	689	12		—	4,535
Long-term debt, less amount due within one year	2,224	668	(94)	c) i)	2,561	5,359
Accrued pension benefits	242	—	—		—	242
Accrued other postretirement benefits	408	—	—		—	408
Asset retirement obligations	1,025	1,119	(722)	d)	—	1,422
Environmental remediation	209	—	—		—	209
Fair value of derivative instruments	880	—	—		—	880
Noncurrent income taxes	64	165	12	j)	—	241
Other noncurrent liabilities and deferred credits	530	35	87	a) c) k)	—	652
Total liabilities	9,416	2,676	(705)		2,561	13,948
Mezzanine equity
Noncontrolling interest	67	—	—		—	67
Equity
Common stock	3	—	—	m)	—	3
Other equity	7,367	2,525	(1,813)	m)	—	8,079
Total equity	7,370	2,525	(1,813)		—	8,082
Total liabilities, mezzanine equity, and equity	$16,853	$5,201	$(2,518)		$2,561	$22,097

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1—BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Alcoa prepares its consolidated financial statements on the basis of a fiscal year ending December 31, 2025. South32, including the companies comprising AliGroup, prepares its financial statements on the basis of a fiscal year ended June 30, 2026. Financial information for AliGroup for the six months ending June 30, 2026 and the year ended December 31, 2025, has been derived for purposes of the preparation of the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information was prepared using:

•
the historical unaudited statement of consolidated operations of Alcoa for the six months ended June 30, 2026;
•
the historical audited statement of consolidated operations of Alcoa for the year ended December 31, 2025;
•
the historical unaudited combined income statement of AliGroup for the six months ended June 30, 2026, derived by subtracting the financial data from the historical unaudited combined income statement for the six months ended December 31, 2025 from the financial data from the historical audited combined income statement for the year ended June 30, 2026;
•
the historical unaudited combined income statement of AliGroup for the year ended December 31, 2025, derived by subtracting the financial data from the historical unaudited combined income statement for the six months ended December 31, 2024, from the financial data from the historical audited combined income statement for the fiscal year ended June 30, 2025, and adding the financial data from the historical unaudited combined income statement for the six months ended December 31, 2025; and
•
the historical unaudited consolidated balance sheet of Alcoa and the historical audited combined balance sheet of AliGroup, each as of June 30, 2026.

The historical audited and unaudited consolidated financial statements of Alcoa are prepared in accordance with U.S. GAAP and are reported in U.S. dollars. The historical audited and unaudited combined financial statements of AliGroup are prepared in accordance with IFRS and are reported in U.S. dollars. The unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed combined balance sheet give effect to the Transaction as if it had occurred on January 1, 2025 and June 30, 2026, respectively.

The Transaction will be accounted for using the acquisition method of accounting, as prescribed in ASC 805, Business Combinations, which requires an allocation of the purchase consideration to the assets acquired and liabilities assumed, based on their fair values as of the date of the Transaction. As of the date of this offering memorandum, Alcoa has not completed the detailed valuation study necessary to determine the final estimates of the fair value of AliGroup’s assets acquired and liabilities assumed and the related allocations of purchase consideration.

Material adjustments and reclassifications have been made to reflect AliGroup’s historical audited and unaudited combined financial statements on a U.S. GAAP basis, to align AliGroup’s historical significant accounting policies under IFRS to Alcoa’s significant accounting policies under U.S. GAAP, and to conform AliGroup’s combined income statements and combined balance sheet line items to Alcoa’s presentation. As of the date of this offering memorandum, Alcoa has not completed its assessment of adjustments to conform AliGroup’s financial information from IFRS to U.S. GAAP and to align AliGroup’s significant accounting policies with those of Alcoa. As a result, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented herein. Alcoa has estimated the fair value of AliGroup’s assets and liabilities based on discussions with AliGroup’s management, preliminary valuation studies, due diligence and information presented in AliGroup’s audited combined financial statements for the years ended June 30, 2026 and 2025. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

NOTE 2—RECLASSIFICATIONS OF ALIGROUP HISTORICAL COMBINED FINANCIAL STATEMENTS

AliGroup’s historical balances reflect certain reclassifications of AliGroup’s combined income statements and combined income statement categories to conform to Alcoa’s presentation in its consolidated statement of operations and consolidated balance sheet. Further review may identify additional reclassifications that could have a material impact on the unaudited pro forma condensed combined financial information of the combined group.

The following reclassifications were made to AliGroup’s historical combined balance sheet to conform to Alcoa’s historical presentation:

INCOME STATEMENT INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 2026

U.S. dollars in millions

AliGroup Financial Statement Line	AliGroup Historical Amount	Reclassifications		AliGroup Reclassified Amount	Alcoa Financial Statement Line
Revenue	$1,951			$1,951	Sales
Expenses excluding finance costs	$1,591	$(1,591)	1) 3)
		$1,379	1)	$1,379	Cost of goods sold (exclusive of expenses below)
		$49	1)	$49	Selling, general administrative, and other expenses
		$165	1)	$165	Provision for depreciation, depletion, and amortization
Finance costs	$87	$(17)	4)	$70	Interest expense
Finance income	$(4)	$4	5)
Other income	$(6)	$15	2) 3) 4) 5)	$9	Other expenses (income), net
Share of profit of equity accounted investments	$4	$(4)	2)
Income tax expense	$54			$54	Provision for (benefit from) income taxes

INCOME STATEMENT INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2025

U.S. dollars in millions

AliGroup Financial Statement Line	AliGroup Historical Amount	Reclassifications		AliGroup Reclassified Amount	Alcoa Financial Statement Line
Revenue	$3,837			$3,837	Sales
Expenses excluding finance costs	$3,275	$(3,275)	1) 3)
		$2,885	1)	$2,885	Cost of goods sold (exclusive of expenses below)
		$81	1)	$81	Selling, general administrative, and other expenses
		$303	1)	$303	Provision for depreciation, depletion, and amortization
Finance costs	$180	$(37)	4)	$143	Interest expense
Finance income	$(14)	$14	5)
Other income	$(111)	$34	2) 3) 4) 5)	$(77)	Other (income) expenses, net
Share of profit of equity accounted investments	$5	$(5)	2)
Income tax expense	$106			$106	(Benefit from) provision for income taxes

1)
Raw materials and consumables used are reclassified to Cost of goods sold; employee expenses, service charges from related parties, external services (including transportation), and other miscellaneous expenses are allocated between Cost of goods sold and Selling, general administrative, and other expenses; and depreciation and amortization is reclassified to Provision for depreciation, depletion and amortization
2)
Share of (profit)/loss on equity accounted investments to Other expenses (income), net
3)
Mark-to-market results on contingent consideration payable associated with AliGroup’s purchase of an 18.2% interest in MRN from Alcoa in 2022, from Expenses excluding finance costs to Other expenses (income), net (see Note 4a)
4)
Foreign currency revaluation impacts from Finance costs to Other expenses (income), net
5)
Finance income to Other expenses (income), net

The following reclassifications were made to AliGroup’s historical balance sheet to conform to Alcoa’s historical presentation:

BALANCE SHEET INFORMATION AS OF JUNE 30, 2026

U.S. dollars in millions

AliGroup Financial Statement Line	AliGroup Historical Amount	Reclassifications		AliGroup Reclassified Amount	Alcoa Financial Statement Line
ASSETS					ASSETS
Current assets					Current assets
Trade and other receivables	$547	$(100)	1)	$447	Receivables from customers
		$100	1)	$100	Other receivables
Current tax assets	$22	$(22)	2)
Other assets	$12	$22	2)	$34	Prepaid expenses and other current assets
Noncurrent assets					Noncurrent assets
Trade and other receivables	$83	$(83)	3)
Inventories	$28	$(28)	3)
Property, plant and equipment	$3,479			$3,479	Properties, plants, and equipment, net
Intangible assets	$24	$(24)	3)
Deferred tax assets	$161			$161	Deferred income taxes
Other assets	$8	$135	3)	$143	Other noncurrent assets
LIABILITIES					LIABILITIES
Current liabilities					Current liabilities
Trade and other payables	$480	$(84)	4) 5)	$396	Accounts payable, trade
		$115	5)	$115	Accrued compensation and retirement costs
Interest bearing liabilities	$68	$(68)	6) 7)
Current tax payable	$20			$20	Taxes, including income taxes
Provisions	$121	$(121)	5) 8)
		$120	4) 7) 8)	$120	Other current liabilities
		$38	6)	$38	Long-term debt due within one year
Noncurrent liabilities					Noncurrent liabilities
Interest bearing liabilities	$668			$668	Long-term debt, less amount due within one year
		$1,119	9)	$1,119	Asset retirement obligations
Other financial liabilities	$22	$(22)	10)
Deferred tax liabilities	$165			$165	Noncurrent income taxes
Provisions	$1,132	$(1,132)	9) 10)
		$35	10)	$35	Other noncurrent liabilities and deferred credits
Equity					Equity
Parent company net investment	$2,525			$2,525	Other equity

1)
Value added tax (VAT) credits and other receivables from Trade and other receivables to Other receivables
2)
Current tax assets to Prepaid expenses and other current assets
3)
Trade and other receivables, Inventories and Intangible assets to Other noncurrent assets
4)
Non-trade payables ($55 million) from Trade and other payables to Other current liabilities
5)
Accruals for employee compensation and benefits ($29 million) from Trade and other payables and Provisions ($86 million) to Accrued compensation and retirement costs
6)
Current lease liabilities ($38 million) from Interest bearing liabilities to Long-term debt due within one year
7)
A secured bank loan ($30 million) from Interest bearing liabilities to Other current liabilities
8)
Asset retirement obligations (AROs) and other accruals ($35 million) from Provisions to Other current liabilities
9)
AROs from Provisions to Asset retirement obligations
10)
Other financial liabilities, and other accruals ($13 million) from Provisions to Other noncurrent liabilities and deferred credits

NOTE 3—PURCHASE CONSIDERATION

Purchase consideration includes 17,008,960 shares of Alcoa common stock with a market value of $868 million (based on the closing price of $51.05 per share) as of September 2, 2026. A 10.0% increase or decrease in the Alcoa stock price would result in an approximate $87 million increase or decrease, respectively, in the purchase consideration.

Purchase consideration includes aggregate cash payments of approximately $3,193 million, including cash consideration of $3,100 million (subject to certain adjustments). In addition, Alcoa will pay a ticking fee, calculated at an annual rate of 5%, on the cash purchase price for the period from the South32 shareholder approval date through the Transaction closing date. Based on an assumed closing date and conditions as of June 30, 2026, the ticking fee is estimated at $90 million. Alcoa will also pay approximately $3 million of seller transaction costs related to transaction taxes.

Purchase consideration also includes a CVR of up to an aggregate $750 million. The pro forma condensed combined balance sheet reflects the estimated fair value of the CVR of $95 million as of June 30, 2026, consisting of $23 million in Other current liabilities and $72 million in Other noncurrent liabilities. The CVR is payable by Alcoa if the average price for alumina as quoted by the S&P Platts Alumina Index (specifically the Alumina FOB Australia index) or London Metal Exchange (LME) price exceeds the applicable strike price during any of four successive, annual periods, beginning July 1, 2026. The payment calculation is based on the excess of the applicable average price over the strike price and specified alumina and aluminum production volumes associated with the acquired assets. All, some or none of the CVR may be paid at the end of each of the four annual periods and will expire at the end of the fourth annual period. The fair value of the CVR was determined using key assumptions including forward LME and API prices and projected aluminum and alumina production.

(U.S. dollars in millions, except per-share data)
Number of Alcoa common shares issued	17,008,960
Closing price per share of Alcoa common stock on September 2, 2026	$51.05
Estimated fair value of the Alcoa common shares issued	$868
Cash	3,193
Contingent consideration	95
Total Preliminary purchase consideration	$4,156

Purchase Price Allocation

The table below summarizes the preliminary allocation of the purchase price to the assets acquired and liabilities assumed of AliGroup for the purposes of the unaudited pro forma condensed combined financial information as if the Transaction had occurred on June 30, 2026 (U.S. dollars in millions):

Preliminary purchase price allocation
Cash and cash equivalents	$104
Receivables from customers	445
Other receivables	96
Inventories	808
Prepaid expenses and other current assets	12
Properties, plants, and equipment, net	4,282
Investments	10
Other noncurrent assets	159
Total assets	$5,916
Accounts payable, trade	$390
Accrued compensation and retirement costs	115
Taxes, including income taxes	20
Other current liabilities	123
Long-term debt due within one year	30
Long-term debt, less amount due within one year	574
Asset retirement obligations	397
Noncurrent income taxes	177
Other noncurrent liabilities and deferred credits	50
Total liabilities	$1,876
Goodwill	$116

NOTE 4 —ACQUISITION ADJUSTMENTS

AliGroup reports its combined historical financial statements in accordance with IFRS, which differs in certain material respects from U.S. GAAP. The acquisition adjustments include the alignment of AliGroup’s significant accounting policies under IFRS with Alcoa’s significant accounting policies under U.S. GAAP, adjustments to reflect pre-combination settlements between AliGroup and South32, and adjustments to reflect the preliminary application of acquisition accounting under ASC 805. Specifically, material adjustments related to leases and AROs necessary to reflect AliGroup’s historical audited and unaudited combined financial statements on a U.S. GAAP basis are included within the related acquisition accounting adjustments rather than presented separately as IFRS to GAAP adjustments, as the underlying balances are remeasured in connection with the application of acquisition accounting.

Further review may identify additional adjustments that could materially affect the unaudited pro forma condensed combined financial information.

a)
Transactions between Alcoa and AliGroup

The following adjustments remove the effects of transactions between Alcoa and AliGroup that will be eliminated subsequent to the closing date:

•
Sales recognized by Alcoa of $9 million and $35 million for the six months ended June 30, 2026 and the year ended December 31, 2025, respectively, and the corresponding Cost of goods sold recognized by AliGroup. The adjustment also eliminates related intercompany balances of $2 million included in Receivables from customers and Accounts payable, trade as of June 30, 2026 under a bauxite supply agreement between the parties.
•
Sales recognized by Alcoa of $10 million and $8 million for the six months ended June 30, 2026 and the year ended December 31, 2025, respectively, and the corresponding Cost of goods sold recognized by AliGroup. The adjustment also eliminates related intercompany balances of $4 million included in Other receivables and Accounts payable, trade as of June 30, 2026 under a mine sublease arrangement between the parties.
•
AliGroup’s contingent consideration payable to Alcoa of $22 million, included in Other noncurrent liabilities as of June 30, 2026, relates to AliGroup’s April 2022 purchase of an 18.2% interest in MRN from Alcoa. The related remeasurement impacts were included in Other expenses (income), net and include a gain of $2 million for the six months ended June 30, 2026 and a loss of $6 million for the year ended December 31, 2025.
b)
Equity method investment

The increase in Cost of goods sold and corresponding adjustment to Other expenses (income), net of $4 million and $5 million for the six months ended June 30, 2026 and year ended December 31, 2025, respectively, reflects a reclassification of AliGroup’s equity loss to conform to Alcoa’s presentation of equity earnings from certain investments integral to its supply chain. The adjustment to Investments of $10 million represents the estimated fair value of AliGroup’s 33% equity interest in MRN as of June 30, 2026.

c)
Leases

The adjustments reflect the recognition of leases in accordance with ASC 805 and the conformity of AliGroup’s historical lease accounting under IFRS to U.S. GAAP. Under IFRS, lessees apply a single model to all leases, while U.S. GAAP requires leases to be classified as either operating or finance leases. The following adjustments include a reclassification of operating lease liabilities under U.S. GAAP to conform with Alcoa’s presentation of operating leases. Under IFRS, the amortization of the right-of-use (ROU) asset is generally amortized on a straight-line basis and both the amortization and the accretion on the lease liability are presented based on their nature. Under GAAP, after initial recognition, for an operating lease, a lessee generally amortizes the ROU asset as a balancing amount that together with accretion on the lease liability generally produces straight-line total lease expense which is recognized as a single operating expense. The following table presents the adjustments to lease obligations and the related right-of-use (ROU) assets, and the increases or decreases to the corresponding historical financial statement line items (U.S. dollars in millions):

	As of June 30, 2026	Six months ended June 30, 2026	Year ended December 31, 2025
Properties, plants, and equipment, net	$142
Other current liabilities	$9
Long-term debt due within one year	$(8)
Long-term debt, less amount due within one year	$(9)
Other noncurrent liabilities and deferred credits	$37
Cost of goods sold		$6	$12
Provision for depreciation, depletion, and amortization		$—	$4
Interest expense		$(5)	$(5)

For leases with payments indexed to changes in consumer price indexes, the adjustment was calculated using the indexed lease payments in effect as of June 30, 2026. Such contractual index-based escalations resulted in higher minimum lease payments in effect as of June 30, 2026 as compared with AliGroup’s historical lease payments.

d)
Asset retirement obligations

The decreases in Other current liabilities and AROs of $6 million and $722 million, respectively, reflects the fair value estimate of Asset retirement obligations as of June 30, 2026, on a discounted basis as required under U.S. GAAP. The adjustment also reflects differences between U.S. GAAP and IFRS related to the recognition of conditional AROs. The increase to Cost of goods sold by $4 million and $8 million for the six months ended June 30, 2026 and the year ended December 31, 2025, respectively, reflects accretion for the revised ARO estimate. The related decrease in Interest expense of $39 million and $68 million for the six months ended June 30, 2026 and the year ended December 31, 2025, respectively, eliminates AliGroup’s historical recognition of such accretion in interest expense.

The increase to Properties, plants and equipment of $89 million reflects the fair value of related asset retirement costs (ARO assets). As a result, the Provision for depreciation, depletion, and amortization decreased by $4 million and increased by $8 million for the six months ended June 30, 2026 and the year ended December 31, 2025, respectively.

e)
Inventories

The increase in Inventories of $93 million reflects the adjustment to recognize the fair value estimate as of June 30, 2026. As a result of the increase, there was an increase to Cost of goods sold of $93 million for the year ended December 31, 2025.

f)
Transaction costs

For the year ended December 31, 2025 the increases in Other expenses (income), net of $100 million relates to estimated non-recurring transaction taxes in Australia and the increase in Selling, general administrative and other expenses of $56 million relates to non-recurring transaction costs, including the bridge facility commitment fee through its termination. These costs are expected to be incurred subsequent to June 30, 2026. The adjustments reflect a corresponding decrease to Cash.

g)
Properties, plants, and equipment, net

The increase in Properties, plants, and equipment, net by $572 million reflects the fair value estimate as of June 30, 2026, and a related decrease to the Provision for depreciation, depletion, and amortization of $16 million and $26 million for the six months ended June 30, 2026 and year ended December 31, 2025, respectively. A 10.0% increase or decrease in the fair value estimate of Properties, plants, and equipment, net would result in an approximate $23 million increase or decrease, respectively, in the depreciation.

h)
Intangible assets

The adjustment to increase Other noncurrent assets by $16 million reflects the fair value estimate of intangible assets (primarily customer relationship intangibles) as of June 30, 2026, and the related increase to the Provision for depreciation, depletion, and amortization of $2 million and $4 million for the six months ended June 30, 2026 and the year ended December 31, 2025, respectively.

i)
Transactions between AliGroup and South32

The adjustment to decrease Cash by $18 million reflects the estimated settlement at Completion of cash management assets retained by South32 under the locked box mechanism. The adjustment is based on the cash management position as of June 30, 2026 and may change materially based on the applicable balances at Completion.

The decrease in Prepaid expenses and other current assets of $22 million reflects the elimination of a South32 consolidated tax group asset.

The decrease in Long-term debt, less amounts due within one year of $85 million reflects the elimination of a payable to South32. The corresponding interest expense was also eliminated, resulting in decreases in Interest expense of $4 million and $15 million for the six months ended June 30, 2026 and the year ended December 31, 2025, respectively.

j)
Income taxes

Noncurrent income taxes reflects a decrease of $95 million to eliminate the deferred tax liability recognized by AliGroup related to a Brazilian corporate income tax deferral associated with the reinvestment of capital. Under Alcoa’s accounting policy, deferred taxes are not recognized for this temporary difference because Alcoa does not expect the related earnings or reinvested amounts to reverse in a manner that would result in the payment of the deferred tax and, therefore, the recognition criteria for a deferred tax liability are not met.

Additionally, deferred income taxes have been recognized based on the pro forma adjustments to identifiable assets acquired and liabilities assumed of AliGroup, which resulted in a decrease to Deferred income taxes of $161 million and an increase to Noncurrent income taxes of $107 million.

The estimated income tax expense impact of the pro forma adjustments (except for the impact of certain transaction costs for which no tax benefit is expected due to a valuation allowance) has been recognized based upon the applicable tax rates on a jurisdictional basis.

k)
Purchase consideration

The adjustments reflect the estimated consideration to acquire AliGroup as further described in Note 3.

l)
Goodwill

Goodwill is calculated as the difference between the purchase consideration and the fair values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed of AliGroup. The fair value of assets acquired and liabilities assumed is preliminary and will be finalized following completion of the Transaction. Goodwill of $116 million is based on the preliminary purchase price allocation, and may increase or decrease based on the final purchase price allocation. Goodwill recorded in connection with the acquisition is not deductible for income tax purposes.

m)
Other Equity

The adjustments reflect the elimination of AliGroup’s historical Parent company net investment of $2,525 million and the issuance of 17,008,960 shares of Alcoa Common stock with a fair value of $868 million as part of the Purchase Consideration, and transaction expenses of $156 million.

NOTE 5—FINANCING ADJUSTMENTS

The adjustment reflects the issuance of the notes offered hereby at an assumed $1,300 million aggregate principal amount of senior notes due 2034 by Alumina Pty (at an assumed interest rate of 6.75%) and an assumed $1,300 million aggregate principal amount of senior notes due 2036 by ANHBV (at an assumed interest rate of 7.00%), to be used, together with cash on hand, to fund the Cash Consideration payable at Completion and to pay related fees and expenses. The adjustment to Long-term debt, less amount due within one year of $2,561 million reflects the proceeds from the issuance of the notes net of issuance costs and other costs to complete the financing. The adjustment to Interest expense reflects the amortization of debt issuance costs over the respective terms of the notes and related interest expense. The actual principal amount, maturity and interest rate for each of the respective notes described above may vary from the assumptions utilized for purposes of the pro forma financial information. For example, a 12.5 basis point change in the assumed interest rate would increase or decrease annual interest expense by approximately $3 million.

The adjustment to the Provision for income taxes reflects the estimated tax effect of the financing and other adjustments for the applicable jurisdictions.

NOTE 6—EARNINGS PER SHARE

The unaudited pro forma combined basic and diluted earnings per share calculations reflect the issuance of 17,008,960 shares of Alcoa common stock to South32 as part of the consideration for the Transaction, calculated as if the shares were outstanding from the beginning of the period presented.

CERTAIN DEFINITIONS

“Alcoa” means Alcoa Corporation.

“Alcoa CDIs” means CHESS Depositary Interests, each representing beneficial ownership (but not legal title) in one share of Alcoa common stock.

“AliGroup” means each of South32 Aluminium (RAA) Pty Ltd and South32 Aluminium (Worsley) Pty Ltd (together, the Australian Assets Sale Entities), South32 Minerals SA (the Brazilian Assets Sale Entity) and each of South32 Aluminium SA (Pty) Ltd and Hillside Aluminium (Pty) Limited (together, the South African Assets Sale Entities and, collectively with the Australian Assets Sale Entities and the Brazilian Assets Sale Entity, the Sale Entities), together with each of their respective subsidiaries.

“Alumina Pty” means Alumina Pty Ltd (ABN 85 004 820 419), a proprietary company limited by shares incorporated in Australia and registered in Victoria, Australia.

“ANHBV” means Alcoa Nederland Holding B.V., a private company with limited liability incorporated under the laws of The Netherlands.

“Annual Contingent Consideration Period” means each of the four successive, annual periods commencing on July 1, 2026 during which Contingent Consideration Payments may become payable.

“Completion” means completion of the Transaction in accordance with the Transaction Agreement.

“Completion Date” means the date on which Completion occurs.

“Company” means Alcoa Corporation.

“Contingent Consideration Payments” means the payments of up to an aggregate $750 million in cash payable by Alcoa to South32 contingent on average alumina and aluminum prices exceeding their respective agreed strike prices for each Annual Contingent Consideration Period, subject to the terms and conditions set forth in the Transaction Agreement.

“CVR” means the contingent value right pursuant to which Alcoa has agreed to pay South32 the Contingent Consideration Payments.

“Disposal” means the disposal of the businesses and activities carried out by the Sale Entities by South32 to Alcoa.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Leakage” means, as defined in the Transaction Agreement, certain value transfers from AliGroup to South32 or its affiliates (other than AliGroup) during the period from (but excluding) the Locked Box Date to (and including) the Completion Date, including dividends, distributions, payments in respect of share or loan capital, dispositions of assets not at fair market value, assumptions or guarantees of liabilities, waivers of amounts owed, transaction costs, certain interest payments and related tax liabilities, in each case excluding permitted leakage as specified in the Transaction Agreement.

“Locked Box Date” means March 31, 2026.

“MRN” means Mineração Rio do Norte S.A.

“Notified Leakage” means Leakage known by South32 to have occurred (or that is expected to occur) between the Locked Box Date and Completion, by which amount the cash consideration payable at Completion is reduced.

“Parent” means, with respect to AliGroup, South32.

“Purchase Consideration” means the aggregate consideration payable by Alcoa to acquire AliGroup, consisting of Cash Consideration, shares of Alcoa common stock (which may, wholly or in part, be delivered in the form of Alcoa CDIs) and the CVR.

“SEC” means the United States Securities and Exchange Commission.

“South32” means South32 Limited, an Australian public company limited by shares.

“South32 Transaction Meeting” means a general meeting of South32 shareholders to approve the Disposal.

“Transaction” means the transactions contemplated by the Transaction Agreement, including the sale of all of the issued share capital of the Australian Assets Sale Entities, 100% of the issued share capital of the Brazilian Assets Sale Entity and all of the issued share capital of the South African Assets Sale Entities by South32 to Alcoa.

“Transaction Agreement” means the Umbrella Implementation Deed, dated as of June 30, 2026, by and among Alcoa, KZN Investments Australia Pty Ltd, Alcoa do Brasil Indústria e Comércio Ltda. and APL Investments (Pty) Ltd (collectively, the Buying Entities), South32 and each of South32 Australia Investment 3 Pty Ltd, South32 Aluminium (Holdings) Pty Ltd, South32 (BMSA) Pty Ltd (collectively, the Australian Assets Sellers and the Brazilian Assets Sellers) and South32 SA Holdings (Pty) Ltd (the South African Assets Seller and, together with the Australian Assets Sellers and the Brazilian Assets Sellers, the Selling Entities).

“U.S. GAAP” means U.S. generally accepted accounting principles.